UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 11, 2005

SYNTROLEUM CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-21911	73-1565725
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

4322 South 49th West Avenue
Tulsa, Oklahoma	74107
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (918) 592-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

Institutional Shareholder Services (“ISS”) has requested that Syntroleum Corporation (the “Company”) provide ISS with supplemental information regarding (1) meeting attendance by certain of the Company’s directors during 2004, (2) the Company’s proposed 2005 Stock Incentive Plan and (3) the Company’s proposed compensation arrangement with Mr. Ziad Ghandour, as reported in the Company’s proxy statement for the annual meeting of stockholders dated March 30, 2005 (the “Proxy Statement”). ISS further requested that the Company publish this information in a Current Report on Form 8-K or in a press release.

Director Meeting Attendance

Mr. Robert A. Day, one of the Company’s directors who has been nominated for election as a director at the 2005 annual meeting of stockholders, attended only 63% of the aggregate of board meetings and meetings of any committee on which he served in 2004 because of poor health. Mr. Day has recovered from his illness and has resumed his attendance at board meetings.

Syntroleum Corporation 2005 Stock Incentive Plan

The Company expects to hire or retain the services of a significant number of employees and consultants, respectively, in order to enable the Company to execute its new business strategy. Given the early stage of the Company’s implementation of its strategy and current lack of cash flow, the Company utilizes modest salary and bonus payments relative to its peers in the oil and gas industry. These relatively low cash components of the Company’s compensation plans and the highly competitive job market in the industry require a volume of equity from the proposed plan that will allow the Company to provide adequate incentive compensation to its employees and consultants for retention and performance purposes as well as to attract and retain an increased number of anticipated new employees and consultants that are expected to be hired in the future.

Compensation Arrangements with Mr. Ziad Ghandour

The Company has amended its consulting agreement with TI Capital Management, a consulting firm controlled by Mr. Ziad Ghandour, one of the Company’s directors and a business consultant to the Company, to provide for the issuance, subject to stockholder approval in accordance with the requirements of the Nasdaq National Market, of shares of the Company’s common stock and warrants (including the warrants discussed below as well as other warrants) to purchase shares of the Company’s common stock to Mr. Ghandour upon the successful occurrence of certain events specified in the amendment, as described in the Proxy Statement.

In accordance with the amendment, Mr. Ghandour is entitled to receive (1) warrants to purchase 500,000 shares of the Company’s common stock only upon the successful execution of an agreement with a party approved by the Company with terms that the Company and Mr. Ghandour mutually agree will result in the exercisability of such warrants, and (2) warrants to purchase an additional 500,000 shares of the Company’s common stock only upon the successful execution of a second agreement with a second party approved by the Company with terms that the Company and Mr. Ghandour mutually agree will result in the exercisability of such warrants. It is the intent of the Company that it will approve the issuance and exercisability of such warrants only upon the execution of agreements which provide significant commercial or strategic benefit to the Company. The value of these warrants, which assumes that they are earned for purposes of this analysis even though there is an uncertainty as to whether or not they will be successfully earned, was determined to be $3.26 per warrant using a Black-Scholes model based on assumptions for the market factors, including stock price, interest rates and volatility, at the time of the proposed amendment to the consulting agreement, determined under the same methodology as management utilizes for valuing other warrants and stock options. This valuation assumed a market price equal to the closing price of the Company’s common stock on the Nasdaq National Market on March 21, 2005, a one year volatility, a two-year life and the current market interest rate for a similar time period. Based on this calculation, the total value of the compensation to be paid to Mr. Ghandour is $3,260,000, which is lower than the amount set forth in ISS’s report including its recommendation for voting on proposals to be voted upon at the Company’s 2005 annual meeting of stockholders.

The issuance of each of the two tranches of warrants to purchase 500,000 shares of the Company’s common stock is independent of the other, and each is independent of the issuance, as described in the Proxy Statement, of common stock and warrants to purchase shares of the Company’s common stock that are issuable to Mr. Ghandour upon the successful closing of a venture to provide at least $40 million of financing to secure rights to stranded oil and gas fields with associated oil and other hydrocarbons, which the Company refers to as the “stranded gas venture.” The Company believes that the compensation that Mr. Ghandour is entitled to receive in connection with the stranded gas venture is significantly less than what other third parties, such as an investment bank, might be expected to earn.

Mr. Ghandour recused himself from board meetings during the discussion of and voting upon these arrangements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SYNTROLEUM CORPORATION

Date: April 11, 2005	By:	/s/ Greg G. Jenkins
Greg G. Jenkins
Executive Vice President, Finance
& Business Development and
Chief Financial Officer